Exhibit 10.6
BRAVEHEART BIO, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Braveheart Bio, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the effective time of the registration statement for the Company’s initial public offering of its equity securities (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as Outside Directors as set forth below:
Cash Retainers
Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chairperson:	$30,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson:	$20,000

Audit Committee member (other than Chairperson):	$10,000

Compensation Committee Chairperson:	$15,000

Compensation Committee member (other than Chairperson):	$7,500

Nominating and Corporate Governance Committee Chairperson:	$10,000

Nominating and Corporate Governance Committee member (other than Chairperson): $5,000
Notwithstanding the foregoing, any Outside Director may choose to receive the equivalent of the entirety (but not a portion) of the annual cash retainer for that Outside Director in an option to purchase common stock in the Company instead of in cash. Any such election shall be made (i) for any continuing Outside Director, by December 31st of the calendar year preceding the year with respect to any cash compensation is earned and (ii) for any new Outside Director, within 30 days of his or her election to the Board of Directors. Any election (A) shall be irrevocable with respect to such calendar year and (B) shall automatically apply to the annual cash retainer for each subsequent calendar year unless otherwise revoked prior to the start of such calendar year. The number of option shares will be set to be equivalent to the Value of the total annual retainer fee for that Outside Director. The grant date for these options will be January 1 (or as soon as administratively practicable following the date the Outside Director is appointed to the Board of Directors, if later). These options will have a ten year term and a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2026 Stock Option and Incentive Plan, as amended from time to time (the “Plan”)) of the Company’s common stock on the date of grant and will vest one-fourth at the end of each calendar quarter following the grant date; provided, however, that all vesting will cease if the director resigns from the Board of Directors or otherwise ceases to serve as on the Board of Directors of the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting; provided further, that for such grant made to a new Outside Director after January 1 the number of option shares that will vest at the end of the first calendar quarter following such grant shall be pro-rated based on the number of actual days served by the Outside Director during such quarter. Each option grant will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Compensation Committee of the Board of Directors or by the Board of Directors to evidence such type of grant pursuant to this Policy.
Equity Retainers
All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:
IPO Award. Upon the Effective Date, (i) each Outside Director serving as a member of the Board of Directors as of such date, and who will continue to service as a member of the Board of Directors following such date, will receive an Annual Award (as defined below); provided, that if such Outside Director was appointed to the Board of Directors in 2026, then such Outside Director shall instead receive an Initial Award (as defined below) (the “IPO Award”). IPO Awards will have an exercise price per share equal to the per share “price to the public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s initial public offering, expire ten years from the date of grant and vest in equal monthly installments over three years from the date of grant; provided, however, that all vesting will cease if the director resigns from the Board of Directors or otherwise ceases to serve as on the Board of Directors of the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting.
Initial Award: Upon his or her initial election to the Board of Directors, each new Outside Director will receive an initial, one-time stock option award (the “Initial Award”) to purchase 60,000 shares, which shall vest in equal monthly installments over three years from the date of grant, provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as on the Board of Directors of the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The Initial Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Plan) of the Company’s common stock on the date of grant. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.
Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual stock option award (the “Annual Award”) to purchase 30,000 shares, which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve on the Board of Directors, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Such Annual Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant. If a new Outside Director joins the Board of Directors on a date other than the date of the Annual Meeting, then in lieu of the above, such Outside Director will be granted a pro-rata portion of the Annual Award at the next Annual Meeting following the Outside Director’s appointment, based on the time between the Outside Director’s appointment and the next Annual Meeting following the Outside Director’s appointment (the “Pro-Rated Annual Grant”). The Pro-Rated Annual Grant will vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting ceases if the Outside Director resigns from the Board of Directors or otherwise ceases to serve on the Board of Directors, unless the Board of Directors determines that the circumstances warrant continuation or acceleration of vesting. The Pro-Rated Annual Grant shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant.
Value: For purposes of this Policy, “Value” means with respect to (i) any stock option award, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718; and (ii) any award of restricted stock or restricted stock units the product of (A) the closing market price on the Nasdaq Global Market (or such other market on which the Company’s common stock is then principally listed) of one share of the Company’s common stock on the grant date and (B) the aggregate number of shares of common stock underlying such award.
Sale Event Acceleration: All outstanding Retainer Awards, IPO Awards, Initial Awards and Annual Awards (including Pro-Rated Annual Grants) held by an Outside Director shall become fully vested, exercisable (if applicable) and nonforfeitable upon a Sale Event (as defined in the Plan).
Expenses
The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any committee thereof.
Maximum Annual Compensation
The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $750,000 (or such other limit as may be set forth in

Section 3(b) of the Plan or any similar provision of a successor plan); provided, however, that in the first calendar year in which an individual becomes an Outside Director, the aggregate amount of all equity compensation awarded and all other cash compensation paid by the Company to such Outside Director for services as an Outside Director shall not exceed $1,000,000 (or such other limit as may be set forth in Section 3(b) of the Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.
Adopted July 23, 2026.